Exhibit 99.1

CVR Energy Restates Earnings
for the Year Ended December 31, 2007 and the Quarter Ended September 30, 2007

SUGAR LAND, Texas (April 29, 2008) – CVR Energy, Inc. (NYSE:CVI) announced today that it intends to restate its earnings for the year ended December 31, 2007 and the quarter ended September 30, 2007.

The Company said the revision resulted from certain errors principally relating to the calculation of the cost of crude oil purchased by the Company and associated financial transactions.  The errors affecting cost of product sold (exclusive of depreciation and amortization) equate to approximately 0.8% of the Company’s cost of product sold (exclusive of depreciation and amortization) for the year ended December 31, 2007.

The Company said that it expects its restated net loss for the year ended December 31, 2007 to be approximately $65-70 million, an increase of approximately $8-13 million over the net loss of $56.8 million previously reported.  The Company also said it expects its restated net income for the quarter ended September 30, 2007 to be approximately $9-12 million, a decrease of approximately $1-4 million from the net income of $13.4 million previously reported, and expects its restated net loss for the quarter ended December 31, 2007 to be approximately $23-26 million, an increase of approximately $7-10 million from the net loss of $15.9 million previously reported.

The Company’s net loss for the year ended December 31, 2007, which was one consideration used to determine the materiality of the error, was significantly impacted by a number of previously disclosed one-time or non-cash items, including a pre-tax charge of $44.1 million for non-cash share-based compensation, a one-time pre-tax expense of $10.0 million arising from the termination of management agreements in conjunction with the Company’s initial public offering, $41.5 million in pre-tax flood-related expenses, net of insurance recoveries, and $103.2 million in pre-tax unrealized losses on the cash flow swap.  The Company’s earnings were also impacted by $76.4 million in pre-tax expenses recorded during 2007 as a result of a scheduled turnaround at the refinery and significant downtime at the nitrogen fertilizer plant and refinery due to the scheduled turnaround and the flood.

The Company said the restatement will have no effect on the Company’s covenant compliance under its debt facilities or its cash position as of December 31, 2007.

As a result of this matter, the Company has begun implementation of certain changes regarding crude oil accounting, including centralization of the related accounting functions and improved oversight and review of those functions.  The Company is currently evaluating the effect of this matter on its disclosure controls and procedures.  Additional remedial measures may be forthcoming.

The expected effects of the restatement described above are based on currently available information.  Because the Company’s accounting review is ongoing, these estimates are subject to change until the review is finished and the outside audit is completed.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 113,500 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and, through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.

For further information, please contact:

Investor Relations: Stirling Pack, Jr. CVR Energy, Inc. 281-207-3464 InvestorRelations@CVREnergy.com	Media Relations: Steve Eames CVR Energy, Inc. 281-207-3550 MediaRelations@CVREnergy.com